Exhibit 3.1

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ONCOR ELECTRIC DELIVERY COMPANY LLC

Dated as of March 9, 2018

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TABLE OF CONTENTS

(continued)

Schedules:

Schedule A	Definitions
Schedule B	Members and LLC Units
Schedule C	Management Agreement
Schedule D	Directors
Schedule E	Officers

-ii-

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ONCOR ELECTRIC DELIVERY COMPANY LLC

This Third Amended and Restated Limited Liability Company Agreement of ONCOR ELECTRIC DELIVERY COMPANY LLC (the “Company”), is entered into as of March 9, 2018 by ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Majority Member”), and Texas Transmission Investment LLC, a Delaware limited liability company (the “Minority Member”). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

WHEREAS, Oncor Electric Delivery Company (the “TX Corporation”) was organized as a Texas corporation;

WHEREAS, the board of directors of the TX Corporation approved the conversion of the TX Corporation to a Delaware limited liability company and the adoption of the Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated October 9, 2007 (the “Initial LLC Agreement”), pursuant to and in accordance with the applicable Laws of the State of Texas, including Article 5.17 through Article 5.20 of the Texas Business Corporation Act (the “TX Act”);

WHEREAS, the TX Corporation was converted to a Delaware limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and the TX Act by causing the filing with the Secretary of State of the State of Delaware of a Certificate of Conversion to Limited Liability Company and a Certificate of Formation of the Company (the “Conversion”);

WHEREAS, pursuant to the Initial LLC Agreement and the Conversion, the Majority Member was admitted as a member of the Company;

WHEREAS, pursuant to the Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated October 10, 2007 (the “Amended LLC Agreement”), the Initial LLC Agreement was amended and restated;

WHEREAS, pursuant to the Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated November 5, 2008 (as further amended on February 18, 2009 and July 27, 2015, the “Second Amended LLC Agreement”), the Amended LLC Agreement was amended and restated;

WHEREAS, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of August 21, 2017 (as amended from time to time, the “Merger Agreement”), by and among Sempra Energy, a California corporation (“Sempra”), Texas Merger Sub I, Inc. (formerly Power Play Merger Sub I, Inc.), a Delaware corporation, Energy Future Intermediate Holding Company LLC, a Delaware limited liability company, and Energy Future Holdings Corp., a Texas corporation (“EFH”), Sempra agreed to acquire EFH’s indirect interest in 80.03% of the Interests of the Company pursuant to the terms and subject to the conditions contained therein;

WHEREAS, on October 5, 2017, the Company and Sempra filed that certain Joint Report and Application of Oncor Electric Delivery Company LLC and Sempra for Regulatory Approvals Pursuant to PURA §§ 14.101, 39.262 and 39.915 (the “Joint Application”) with the Public Utility Commission of Texas (the “PUCT”) seeking certain regulatory approvals of the transactions contemplated by the Merger Agreement;

WHEREAS, the Company, Sempra, the Staff of the PUCT, the Office of the Public Utility Counsel, the Steering Committee of Cities Served by the Company, the Texas Industrial Energy Consumers, the Alliance for Retail Markets, the Texas Energy Association for Marketers, Golden Spread Electric Cooperative, Inc., Nucor Steel – Texas, the Energy Freedom Coalition of America, and Texas Legal Services Center collectively entered into a comprehensive stipulation (as amended January 23, 2018 and filed with the PUCT, the “Stipulation”), reflecting the parties’ settlement of all issues in the PUCT proceeding regarding the Joint Application;

WHEREAS, on March 8, 2018 the PUCT entered its order in Docket No. 47675 (the “PUCT Order”) approving the Joint Application and the transactions contemplated by the Merger Agreement, subject to the terms and conditions contained therein;

WHEREAS, the transactions contemplated by the Merger Agreement were consummated on the date hereof and, as a result thereof, the Majority Member became an indirect wholly-owned Subsidiary of Sempra;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Majority Member acquired all of the LLC Units previously held by Oncor Management Investment LLC; and

WHEREAS, in furtherance of the PUCT Order and following approval by the Board, the Members now seek to amend and restate the Second Amended LLC Agreement in its entirety as set forth herein in order to, among other things, reflect the PUCT Order.

NOW THEREFORE, in consideration for the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, by their execution of this Agreement, hereby amend and restate the Second Amended LLC Agreement as follows:

Section 1.    Name. The name of the limited liability company continued hereby is ONCOR ELECTRIC DELIVERY COMPANY LLC.

Section 2.    Headquarters and Corporate Functions. The principal business office of the Company shall be located at 1616 Woodall Rodgers, Dallas, Texas 75202. Except as otherwise approved by the PUCT, the Company will maintain its separate headquarters and management in Dallas, Texas. The Company shall maintain its current level of management and operations in Texas and not move the location of or change reporting relationships of the Company’s executives, or materially alter Texas staff responsibilities for functions the Company now performs in Texas, except as approved by the PUCT and the Board.

Section 3.    Registered Office. The address of the registered office of the Company in the State of Delaware is c/o RL&F Service Corp., One Rodney Square, Wilmington, Delaware 19801.

Section 4.    Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are RL&F Service Corp., One Rodney Square, Wilmington, Delaware 19801.

Section 5.    Fiscal Year. The fiscal year of the Company shall be the calendar year.

Section 6.    Members; LLC Units; Actions by Members.

(a)    Current Members. The mailing address of each Member is set forth on Schedule B. Each Member was heretofore admitted to the Company as a member of the Company, and hereby continues as such. Unless admitted to the Company as a Member as provided in this Agreement, no Person shall be, or shall be considered, a Member.

(b)    LLC Units. The Interests will be evidenced by LLC Units, which LLC Units shall represent and include any and all benefits to which each Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and conditions of this Agreement. Each Interest will constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. § 8-101, et seq.) (the “UCC”), such provision of Article 8 of the UCC shall control.

(c)    Unit Certificates. Unless and until the Board shall determine otherwise, LLC Units shall be uncertificated and recorded in the books and records of the Company (including Schedule B). To the extent any LLC Units are certificated, such certificates shall be in the form approved by the Board from time to time. The Board may determine the conditions upon which a new LLC Unit certificate may be issued in place of a certificate that is alleged to have been lost, stolen or destroyed and may, in its discretion, require the owner of such certificate or its legal representative to give an agreement of indemnity or a bond, with sufficient surety, to indemnify the Company and each transfer agent and registrar agent, if any, against any and all losses and claims that may arise as a result of the issuance of a new certificate in place of the one so lost, stolen or destroyed. Each LLC Unit certificate shall bear a legend on the face thereof in the following form:

“TRANSFER IS SUBJECT TO RESTRICTIVE LEGENDS ON BACK.”

and shall bear a legend on the reverse side thereof substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY

SATISFACTORY TO THE BOARD OF DIRECTORS SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT OR ANY OTHER APPLICABLE FEDERAL, FOREIGN, STATE, PROVINCIAL, SECURITIES OR OTHER SIMILAR LAWS). EACH INTEREST SHALL CONSTITUTE A “SECURITY” WITHIN THE MEANING OF, AND GOVERNED BY, (I) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE (INCLUDING SECTION 8-102(A)(15) THEREOF) AS IN EFFECT FROM TIME TO TIME IN THE STATE OF DELAWARE, AND (II) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION THAT NOW OR HEREAFTER SUBSTANTIALLY INCLUDES THE 1994 REVISIONS TO ARTICLE 8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995. NOTWITHSTANDING ANY PROVISION OF THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ONCOR ELECTRIC DELIVERY COMPANY LLC (THE “LLC AGREEMENT”) TO THE CONTRARY, TO THE EXTENT THAT ANY PROVISION OF THE LLC AGREEMENT IS INCONSISTENT WITH ANY NON-WAIVABLE PROVISION OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF DELAWARE (6 DEL. C. § 8-101, ET SEQ.) (THE “UCC”), SUCH PROVISION OF ARTICLE 8 OF THE UCC SHALL CONTROL. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE LLC AGREEMENT AND AN INVESTOR RIGHTS AGREEMENT RELATING TO THE COMPANY, DATED AS OF NOVEMBER 5, 2008, AS EITHER MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL BUSINESS OFFICE. ANY TRANSFER MADE IN CONTRAVENTION OF SUCH RESTRICTIONS ON TRANSFER SHALL BE, TO THE FULLEST EXTENT PERMITTED BY LAW, NULL AND VOID.”

(d)    In addition to the legend required by Section 6(c) above, each Member agrees that each LLC Unit certificate heretofore or hereafter issued by the Company shall also bear such other legends as may be required by Law or the Board, including any such legend that the Members shall direct the Board to include pursuant to any investor rights agreement, sale participation agreement or shareholders agreement. Any such legend and the legend set forth in Section 6(c) shall be removed by the Board upon the request (which shall include customary representations and opinions of counsel if reasonably requested by the Board) of a Member when such legend is no longer applicable.

(e)    Unless otherwise specified herein, any matter requiring the action, consent or approval of the Members hereunder shall require action, consent or approval of the Members owning at least a majority of the LLC Units.

(f)    Subject to Section 10(j), the Members may act by written consent.

Section 7.    Certificate of Formation. Jared Richardson, an “authorized person” within the meaning of the Act, executed, delivered and filed the Certificate of Conversion and the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Conversion and the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Majority Member thereupon became a member of the Company and the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Majority Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in Texas and in any other jurisdiction in which the Company may wish to conduct business. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 8.    Purpose. Subject to Section 10(j), the purposes to be conducted or promoted by the Company (directly or through its Subsidiaries) are those of an electric transmission and distribution company, including owning or operating equipment or facilities to transmit and distribute electricity, and to engage in any other activities related or incidental thereto or in anticipation thereof.

Section 9.    Powers.

(a)    Subject to Section 10(j), the Company, and the Board of Directors and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 8 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

(b)    Subject to Section 10(j), the Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. The Board has the authority to bind the Company. To the extent of their powers set forth in this Agreement and subject to Section 10(j), the Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Directors, a Director may not bind the Company.

Section 10.    Management.

(a)    Board of Directors. Subject to Section 10(j), the business and affairs of the Company shall be managed by or under the direction of the Board and decisions of the Board relating to (i) the Dividend Policy and the issuance of dividends or other distributions (except for contractual tax payments), (ii) debt issuances, (iii) capital expenditures, (iv) operation and maintenance expenditures, (v) management and service fees, and (vi) the appointment or removal of a Director, shall not, in any event, be overruled by the board of directors of Sempra or any of its Subsidiaries, provided, that such actions may also require the additional approval of the board of directors of the Majority Member.

(i)    Size of Board. The Board shall be composed of 13 Directors (subject to reduction as provided in Section 10(c)(iv) below) appointed pursuant to Section 10(c), each of which shall be a natural person and none of which shall be (A) an employee of any Sempra competitive Affiliate in Texas, (B) a member of the boards of directors of Sempra’s competitive Affiliates in Texas, or (C) an individual with direct responsibility for the management or strategies of any Sempra competitive Affiliates in Texas.

(ii)    Duties of Directors. The duties of the Directors will be to act in the best interests of the Company consistent with the terms of the Approved Ring Fence and Delaware Law. The term “Approved Ring Fence” shall include, without limitation: (A) the PUCT Order, including the provisions of the Stipulation adopted in the PUCT Order, (B) this Agreement and (C) the Third Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Holdings Company, dated March 9, 2018 (the “Third Amended Holdings LLC Agreement”). To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Act, the Disinterested Directors shall consider only the interests of the Company, including its creditors, in acting or otherwise voting on any Material Action.

(iii)    Changes to the Board. Except as provided in Section 10(c)(iv), no change to the size, composition, structure or rights of the Board as set forth in the PUCT Order or the Stipulation shall be effective without both (A) the prior approval of the PUCT and (B) a written agreement duly executed by the Members in accordance with Section 30.

(b)    Composition of Board. The Board shall be comprised of the following directors, who shall be designated and removed pursuant to, and subject to the qualifications contained in, the provisions of this Section 10 (and subject to reduction in accordance with Section 10(c)(iv), below): (A) seven Directors who shall (x) be “independent” in all material respects in accordance with the rules and regulations of the NYSE, as set forth in Section 303A of the NYSE Listed Company Manual, from the Sempra Group and any Person holding a direct or indirect ownership interest in the Company or the Majority Member, and (y) have not had, at any time during the previous ten years, and do not currently have, any material relationship with the Sempra Group or any Person holding a direct or indirect ownership interest in the Company or the Majority Member (such seven Directors, the “Disinterested Directors”); (B) two Directors who shall each be current and/or former Officers (such Directors, the “Company Officer Directors”); (C) two Directors who shall be designated by the Majority Member only at the direction, in writing, of the sole member of the Majority Member (such Directors, the “Majority Member Directors”); and (D) two Minority Member Directors (as defined in Section 10(c)(iv), below), in each case with such Directors as of the date of this Agreement being those individuals designated as such on Schedule D. A majority of the Board shall be comprised of Disinterested Directors.

(c)    Selection of Directors.

(i)    Majority Member Directors. The Majority Member, at the direction, in writing, of its sole member, shall have the right to designate the Majority Member Directors. The Majority Member Directors are intended to represent the approximately 80.03% indirect interest in the Company that is being acquired by Sempra in connection with consummation of the transactions contemplated by the Merger Agreement. To the extent that at some point Sempra chooses to sell or transfer all or a portion of such 80.03% interest, the size of the Company’s board of directors shall not be increased and Sempra and any new owners will determine how they will allocate the two board seats attributable to Majority Member Directors.

(ii)    Company Officer Directors. The Majority Member, at the direction, in writing, of its sole member, shall have the right to nominate the Company Officer Directors and the appointment of such Company Officer Directors shall be subject to the approval, in writing, by a majority of the Directors on the Board. Until the tenth anniversary of the date of this Agreement (at which point the requirements of this sentence shall no longer apply), to be eligible as a Company Officer Director, a current and/or former Officer cannot have worked for any Sempra Group member (other than the Company or the Majority Member) or any such person’s Affiliated Persons or any other Person with a direct or indirect ownership interest in the Company or the Majority Member, in each case, at any time in the ten years prior to the date on which such Officer commenced his or her employment with the Company.

(iii)    Disinterested Directors. Subject to the approval of a majority of the “Disinterested Directors” (as such term is defined in the Third Amended Holdings LLC Agreement) of the Majority Member (the “Holdings Disinterested Directors”), the Majority Member, at the direction, in writing, of the Nominating Committee, shall have sole responsibility for the nomination, renewal of a term, removal or replacement of any Disinterested Director. If any Disinterested Director is removed, retires, or is otherwise unwilling or unable to serve, or if there is a vacancy of any Disinterested Director for any reason, the Majority Member shall, as soon as practicable and at the direction, in writing, of the Nominating Committee, subject to the approval of a majority of the Holdings Disinterested Directors, designate a successor Disinterested Director. The term of any Disinterested Director who is not an Initial Disinterested Director may be renewed for no more than one additional term of four years. No Disinterested Director shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

(iv)    Minority Member Directors. Two Directors (A) prior to a Trigger Event, (I) will be designated indirectly through the Minority Member (or its Permitted Transferee) (pursuant to the applicable provisions set forth in the limited liability company agreement or similar governing document(s) of the Minority Member or its Permitted Transferee) solely by a Person or Persons (each, a “Non-Sempra Affiliated Investor”) each of whom (1) directly or indirectly has a limited liability company interest in the Minority Member (or its Permitted Transferee) and (2) does not hold any Direct or Indirect Sempra Interest and (II) shall be an employee or representative of a Non-Sempra Affiliated Investor and (B) following a Trigger Event, will be designated by the Minority Member (or its Permitted Transferee) as it determines in its sole discretion (any Director meeting the foregoing requirements, a “Minority Member Director”); provided, however, that (A) if the Minority Member (together with its Permitted Transferees) holds less than 15% of the then aggregate outstanding LLC Units but not less than 7.5% of the then aggregate outstanding LLC Units, the Minority Member (or its Permitted Transferee) will only be entitled to designate one Minority Member Director and (B) if the Minority Member (together with its Permitted Transferees) holds less than 7.5% of the then aggregate outstanding LLC Units, the Minority Member (or its Permitted Transferee) will not be entitled to designate any Directors. In the event that, in accordance with the immediately preceding sentence, the Minority Member (or its Permitted Transferee) (A) has the ability to designate only one Director, or (B) does not have the ability to designate any Directors, then the total number of Directors shall be reduced accordingly (i.e., by the number of Directors that the Minority

Member (or its Permitted Transferee) is no longer entitled to designate). Notwithstanding the foregoing, unless otherwise ordered by the PUCT, to the extent that any member of the Sempra Group acquires the Minority Member’s Interests in the Company, the Minority Member’s right to designate two Minority Member Directors pursuant to Section 10(b) and this Section 10(c)(iv) shall be eliminated and the number of Directors sitting on the Board shall be reduced by those two positions.

(v)    Removal of Minority Member Directors. Notwithstanding anything to the contrary in this Section 10, prior to a Trigger Event, in respect of any Minority Member Director (other than a Minority Member Director who is an employee of OMERS Administration Corporation, Borealis Infrastructure Management Inc. or any of their Affiliates), in the event that a majority of the Disinterested Directors reasonably determine that such Minority Member Director’s status as a Director is reasonably likely to result in any downgrade of the Company’s credit ratings, the Minority Member agrees to remove such Person as a Minority Member Director and to appoint another Person in replacement of such removed Minority Member Director that would comply with the requirements set forth in Section 10(a)(i).

(vi)    Board Observer. In addition to the right to designate Minority Member Directors as provided in Section 10(c)(iv), prior to a Trigger Event, the Minority Member shall also have the right, so long as the Minority Member is a Principal Member to designate one non-voting observer to the Board (the “Board Observer”) who will be entitled to attend all meetings of the Board and receive copies of all notices and other materials provided to the Board, provided that the Board Observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board, and provided, that the Company (A) shall be entitled to exclude the Board Observer from such portions of a Board meeting to the extent the Board reasonably determines, after consulting with counsel, that the Board Observer’s presence would be reasonably likely to result in the waiver of attorney-client privilege and (B) shall exclude the Board Observer from that portion of any meeting of the Board related to the discussion of any dividends or distributions to be made by the Company to holders of LLC Units or any transaction contemplated to be entered into between the Company and/or any of its Subsidiaries, on the one hand, and any member of the Sempra Group, on the other hand.

(vii)    Term. Except as otherwise provided herein, each Director elected, designated, nominated or appointed in accordance with this Agreement shall hold office until a successor is elected, designated, nominated or appointed and qualified in accordance with this Agreement and (A) in the case of a Disinterested Director, (x) serving on the Board as of the date hereof (each, an “Initial Disinterested Director”), for an initial period of three years from the date hereof (the “Initial Term”), and (y) to the extent first elected, designated, nominated or appointed at any time following the date hereof, for a period of four years from the date of such election, designation, nomination or appointment, in each case until such Director (I) fails to qualify as a Disinterested Director, (II) in the case of a Disinterested Director who is not an Initial Disinterested Director, has completed such Director’s initial four-year term or, if such Director’s term is renewed, two consecutive four-year terms, (III) in the case of a Disinterested Director who is not an Initial Disinterested Director, reaches the age of 75 years old, or (IV) in the case of an Initial

Disinterested Director, is removed pursuant to the Roll-Off Procedures set forth in Section 10(i)(iii), (B) in the case of a Minority Member Director or a Company Officer Director, until such Director fails to qualify as a Minority Member Director or Company Officer Director, as applicable, or (C) in the case of all Directors, until such Director’s earlier death, resignation, expulsion or removal in accordance with the terms of this Agreement. Each Director shall execute and deliver the Management Agreement. No Director shall be required to be a Member.

(viii)    Further Acts. If necessary under applicable Law, each Member agrees to vote its LLC Units to effectuate the provisions of this Section 10(c).

(d)    Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held at such time and at such place as shall from time to time be determined by the Board and communicated to each Director in writing by mail or electronic transmission (including email) addressed to each Director at such Director’s address (including address for purposes of receipt of electronic transmissions) as it is shown on the records of the Company; provided, that, upon such communication to each Director of the Board’s determination of the time and place of a regular meeting, no further notice of any regular meeting to be held at such time and place need be given to any Director, but if the Board determines to make any change with respect to the time or place of a regular meeting, five days’ notice of such change shall be communicated in writing by mail or electronic transmission (including email) addressed to each Director before such change becomes effective. Special meetings of the Board may be called by the Chief Executive Officer on not less than five days’ written notice to each Director by mail or electronic transmission (including email) or any other means of written communication, and special meetings shall be called by the Chief Executive Officer, the President or the Secretary in like manner and with like notice upon the written request of any one or more of the Directors; provided, that, notice of a special meeting shall not be required if waived by all Directors, which waiver shall be assumed for any Director attending such special meeting unless attending to object to such meeting. The Board Observer shall be entitled to notice of meetings of the Board as if he or she were a Director, provided that the failure to provide the Board Observer with notice of a Board meeting shall not affect the validity of any actions taken thereat, and provided further that no waiver of notice of a Board meeting from the Board Observer shall be required where all Directors have waived such notice and are relying thereon.

(e)    Quorum; Acts of the Board. Subject to Section 10(j), at all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. For the avoidance of doubt, the attendance (or non-attendance) at a meeting of the Board by the Board Observer shall not be taken into account for purposes of determining whether a quorum is present. If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Notwithstanding any other provision of this Agreement, but subject to all approval and other rights of the Majority Member, the Minority Member, the Disinterested Directors, the Majority Member Directors, the Company Officer Directors and the Minority Member Directors contained herein, in the event one or more Directors abstains from a vote or consent, such Director(s) shall not be counted for any purpose with respect to such vote or consent, including for purposes of calculating a quorum or requisite vote or consent under this Agreement with respect to such matter of such vote or consent and the total number of Directors of the Board and the requisite number required for such quorum or such vote or consent shall be calculated as if such abstaining Director were not a Director at such time. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(f)    Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or other electronic or other similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or other electronic or other similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(g)    Committees of Directors.

(i)    The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii)    In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii)    Any such committee, to the extent provided in the resolution of the Board designating such committee, and subject to, in all cases, Section 10(j), shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company specified in the resolution of the Board designating such committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(h)    Compensation of Directors; Expenses. The Board shall have the authority to fix the compensation of Directors, which compensation shall in no manner be tied to, reflect, and/or be related to the financial performance of any Sempra Group member (other than the Company), or any Person holding a direct or indirect ownership interest in the Company or the Majority Member, or the performance of the stock or business of any Sempra Group member or any Person holding a direct or indirect ownership interest in the Company or the Majority Member. The Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed additional compensation for attending committee meetings. Chairpersons of standing or special committees may receive compensation, in their capacities as such chairpersons, in addition to any compensation received as a member of any such committee. The Board Observer shall be entitled to reimbursement for expenses, if any, of attendance of meetings of the Board to the same extent as if he or she were a Director, but shall not be entitled to any other compensation from the Company.

(i)    Removal of Directors. Unless otherwise restricted by Law,

(i)    any Minority Member Director designated by the Minority Member may be removed or expelled, with or without cause, at any time by the Minority Member, and any vacancy caused by any such removal or expulsion, or otherwise, may be filled by action of the Minority Member; provided that, in the event the Minority Member no longer has the right to designate the number of Directors that are currently sitting on the Board as Minority Member Directors, one or both (in accordance with the percentage of the outstanding LLC Units held by the Minority Member and its Permitted Transferees) of the Minority Member Directors shall be automatically removed without any further action by the Minority Member (or its Permitted Transferee) being necessary to effect such removal (in the event that only one of two Minority Member Directors currently sitting on the Board will be removed in accordance with Section 10(c)(iv) and this Section 10(i)(i), the Minority Member (or its Permitted Transferee) shall specify the Director to be removed prior to (or, in the case of inaction where the Minority Member (or its Permitted Transferee) is not initially aware of the loss of right to designate a Director, immediately upon notice thereof) any action/inaction by the Minority Member (or its Permitted Transferees) that will trigger any removal of a Director pursuant to Section 10(c)(iv) and this Section 10(i)(i), and in that case such Director shall be automatically removed under this Section 10(i)(i)) and upon such removal the Minority Member (or its Permitted Transferee) shall not be entitled to fill any vacancy created thereby;

(ii)    any Majority Member Director may be removed or expelled, with or without cause, at any time by the Majority Member, only at the direction, in writing, of the sole member of the Majority Member, and any vacancy caused by any such removal or expulsion, or otherwise, may be filled by action of the Majority Member, only at the direction, in writing, of the sole member of the Majority Member;

(iii)    any Disinterested Director may be removed or expelled, with or without cause, at any time by the Majority Member only at the direction, in writing, of the Nominating Committee, subject to the approval of a majority of the Holdings Disinterested Directors, and any vacancy caused by any such removal or expulsion, or otherwise, may only be filled, by action of the Majority Member only at the direction, in writing, of the Nominating Committee, subject to the approval of a majority of the Holdings Disinterested Directors. On the date of the expiration of the Initial Term, and every two years thereafter until no Initial Disinterested Directors remain on the Board, two Initial Disinterested Directors selected by the Nominating Committee, and approved by the majority of the Holdings Disinterested Directors, shall be removed and replaced in accordance with this Section 10(i)(iii) (the removal and replacement of Initial Disinterested Directors contemplated by this sentence, the “Roll-Off Procedures”) and the replacement Director shall serve a four year term from the date of his or her appointment in accordance with

Section 10(c)(vii); provided, however, that to the extent one or more vacancies of an Initial Disinterested Director occurs for any reason prior to any time when an Initial Disinterested Director is required to be removed from the Board pursuant to the Roll-Off Procedures, the Nominating Committee may, in its discretion, elect to determine that such vacancies satisfy the removal of Initial Disinterested Directors in accordance with the terms of this Section 10(i)(iii); and

(iv)    subject to Section 10(c)(ii), any Company Officer Director may be removed or expelled, with or without cause, at any time by the Majority Member, only at the direction, in writing, of the sole member of the Majority Member, subject to the approval of a majority of the Directors on the Board, and any vacancy caused by any such removal or expulsion, or otherwise, may be filled by action of the Majority Member, only at the direction, in writing, of the sole member of the Majority Member, subject to the approval of a majority of the Directors on the Board.

(j)    Limitations on the Company’s and its Subsidiaries’ Activities.

(i)    Majority Member Consent. For so long as the Majority Member qualifies as a Principal Member, neither the Company nor any of its Subsidiaries shall take any of the following actions without the prior written consent of the Majority Member:

(A)    continue the Company or any of its Subsidiaries under the Laws of another jurisdiction;

(B)    enter into or authorize any material transactions with a third party outside the ordinary course of business including, but not limited to, mergers or acquisitions, substantial dispositions or transfers, or any material investment in any partnership, consortium, joint venture or other similar enterprise;

(C)    authorize, issue, sell, acquire, repurchase or redeem any LLC Units or other equity interest (or option, warrant, conversion or similar right with respect to or based upon the value of any equity interest) in or of the Company or any of its Subsidiaries; provided that, for greater certainty, no LLC Units may be repurchased or redeemed without the prior written consent of the holder thereof;

(D)    cause the Company or any of its Subsidiaries (i) to own, operate, or construct capital assets outside of the Electric Reliability Council of Texas (“ERCOT”) without prior approval from the PUCT or take any other action that would impair the PUCT’s regulatory jurisdiction; or (ii) take any action that would subject ERCOT assets to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”); provided, however, that the FERC continues to have jurisdiction under sections 210, 211, and 212 of the Federal Power Act and may direct transmission and interconnection services over certain existing facilities outside of ERCOT; provided, further, that to the extent applicable, the existing reliability and critical infrastructure standards administered by the North American Electric Reliability Corporation, through delegation of authority from FERC, may affect the operations of assets that are deemed part of the bulk electric system; or

(E)    enter into any contract, arrangement, understanding or other similar agreement to effectuate any of the foregoing.

(ii)    Principal Members’ Consent. Neither the Company nor any of its Subsidiaries shall take any of the following actions without the prior written consent of each Principal Member:

(A)    unless required by Law or a change in generally accepted accounting principles (“GAAP”), make any material change in the accounting methods of the Company or any of its Subsidiaries;

(B)    subject to Section 3.7 of the Investor Rights Agreement, cause the Company or any of its Subsidiaries to be treated as a corporation for federal income tax purposes under Treasury Regulations Section 301.7701-3; or

(C)    waive or fail to enforce in a commercially reasonable manner any rights or claims to a material payment against any party arising under the Tax Sharing Agreement.

(iii)    Consent to Amendments. (A) the Members shall not:

(1)    so long as any Obligation is outstanding, amend, alter, change or repeal Sections 8, 9, 10(d) through (i), or 26 or the definitions in Schedule A that relate to the foregoing Sections referred to in this clause (1), in each case without the written consent of a majority of the Board and of each of the Principal Members; and

(2)    so long as any Obligation is outstanding, amend, alter, change or repeal (I) the definition of “Disinterested Director”, (II) Sections 10(a) through (c), this Section 10(j) (except as set forth in Section 10(j)(vi)(Q)), Sections 11, 12, 20, 22, 24, 25, or 29, (III) any provision hereof that states that it is subject to Section 10(j), if such amendment would cause such provision no longer to be subject to Section 10(j) or (IV) the definitions in Schedule A that relate to the foregoing Sections referred to in this clause (2), in each case without the written consent of (a) a majority of the Board, (b) all Disinterested Directors and (c) each of the Principal Members; provided, that the Members may amend any provision hereof to the extent reasonably required in good faith to accommodate the admission of any additional Member, other than a Sempra Group member (including the establishment of relative voting rights of the Members and an increase in the number of Directors, including Disinterested Directors), but no such amendment shall (x) limit the obligation of the Company to comply with the Separateness Undertakings, (y) otherwise limit the rights and powers of the Disinterested Directors or (z) take effect unless made in compliance with the terms of the PUCT Order and, to the extent required, approved by the PUCT.

(B)    To the extent any amendments are sought to this Agreement that reflect in any manner whatsoever: (1) the governance structure of either the Company or the Majority Member; (2) the Approved Ring Fence; (3) the rights and interests of the Minority Member; and/or (4) the rights and interests of the Disinterested Directors, such changes shall be approved in a manner consistent with the provisions of this Agreement and by the PUCT prior to the effectiveness of such amendments.

(iv)    Material Action Consents. Notwithstanding any other provision of this Agreement and any provision of Law that otherwise so empowers the Company, the Members, the Board, any Officer or any other Person, neither the Members nor the Board nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company or any of its Subsidiaries without (A) the prior written consent of the Majority Member (so long as it is a Principal Member) and (B) the affirmative vote of (I) all of the Directors present and voting (which shall in any event include all Disinterested Directors) and (II) so long as the Minority Member is a Principal Member, the Minority Member Director(s) present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such action, to take any Material Action; provided that, if in the proposed transaction the Minority Member is given the same rights and protections as the Minority Member would be entitled to have in a Required Sale (as defined in the Investor Rights Agreement) under Section 3.3 of the Investor Rights Agreement, then in order to take the actions described in clause (a) of the definition of “Material Action,” the Company shall be permitted to take such actions with (A) the prior written consent of the Majority Member and (B) the affirmative vote of all of the Majority Member Directors and Company Officer Directors present and voting and all of the Disinterested Directors.

(v)    Rights and Franchises. The Board and the Members shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises as well as the existence, rights (charter and statutory) and franchises of its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company.

(vi)    Separateness Undertakings. To ensure separateness from the Sempra Group, except to the extent the PUCT has approved otherwise, the Board and the Members shall cause the Company and its Subsidiaries to take or refrain from taking, as the case may be, the following actions (clauses (A) through (II) below are collectively referred to as the “Separateness Undertakings”):

(A)    not (x) incur, guaranty, or pledge assets in respect of any incremental new debt related to financing the transactions contemplated by the Merger Agreement at the closing thereof or thereafter; or (y) enter into or take any action in support of any pledge, encumbrance or guaranty, or otherwise become intentionally liable for, or pledge or encumber its assets or securities to secure the liability, debts or obligations of any Sempra Group member or any Person holding a direct or indirect ownership interest in the Company or the Majority Member, other than the Company;

(B)    protect the financial integrity of the Company from the separate operations of the Sempra Group, including, but not limited to, the operations of any Affiliates of Sempra that are Retail Electric Providers (as such term is defined under the PUCT’s regulations (16 TAC §25.107(b)(12)) (each such provider, a “REP”) or generation companies;

(C)    not enter into any inter-company debt transactions with any Sempra Group member or any Person holding a direct or indirect ownership interest in the Company or the Majority Member;

(D)    not include in any of the Company’s debt or credit agreements cross-default provisions between the Company’s securities and the securities of any Sempra Group member or any Person holding a direct or indirect ownership interest in the Company or the Majority Member;

(E)    not include in any of the Company’s debt or credit agreements any financial covenants or rating agency triggers related to any Sempra Group Member or any Person holding a direct or indirect ownership interest in the Company or the Majority Member;

(F)    not share credit facilities with any Sempra Group member or any Person holding a direct or indirect ownership interest in the Company or the Majority Member;

(G)    not hold out the Company’s credit as being available to satisfy the debts or obligations of any Sempra Group member;

(H)    not make any loans to any Sempra Group member or any Person holding a direct or indirect ownership interest in the Company or the Majority Member, buy or hold any indebtedness or other securities or obligations issued by or incur indebtedness for borrowed money from any Sempra Group member or any Person holding a direct or indirect ownership interest in the Company or the Majority Member;

(I)    not seek recovery in rates of any expenses or liabilities related to the Bankruptcy of EFH and certain of its Subsidiaries;

(J)    not seek recovery in rates of amounts resulting from any (1) tax liabilities resulting from the spin-off of Texas Competitive Electric Holdings Company LLC, (2) asbestos claims relating to non-Company operations of or under EFH or (3) make-whole claims by creditors of EFH or its Subsidiaries set forth in the Plan of Reorganization (as defined in the Merger Agreement);

(K)    to the extent that any REP is affiliated with the Company, not seek to recover from its customers any costs incurred as a result of a Bankruptcy of any such affiliated REP;

(L)    at all times hold itself out to the public and all other Persons as a legal entity separate from the Majority Member and any other Person;

(M)    maintain names and logos separate and distinct from any current or future REP and wholesale generation companies or any other future Texas competitive affiliate operating in the State of Texas;

(N)    use stationery, invoices, checks, logos and other business forms separate from any Sempra Group member;

(O)    not transfer any material assets or facilities to any Affiliates (other than to a Ring-Fenced Entity), other than a transfer that is (1) on an arm’s-length basis consistent with the PUCT’s rules applicable to the Company, including the PUCT’s affiliate standards, regardless of whether such affiliate standards would apply to the particular transaction; (2) approved by (i) a majority of the Directors and (ii) prior to a Trigger Event, the Minority Member Director(s) present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such transaction; (3) pursuant to an agreement allowed, with respect to transactions with Sempra Group members, under Section 10(j)(vi)(P) below; (4) allowed, with respect to distributions, under Section 16 hereof; or (5) allowed, with respect to taxes, under Section 10(j)(vi)(GG) below;

(P)    maintain an arms’-length relationship with the Sempra Group members or any Person holding a direct or indirect ownership interest in the Company or the Majority Member, consistent with the PUCT’s rules applicable to the Company, and only enter into transactions with Sempra Group members that are both (1) on a commercially reasonable basis and (2) if such transaction is material, approved by (i) a majority of the Directors and (ii) prior to a Trigger Event, the Minority Member Director(s) present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such transaction, other than (a) distributions by the Company in accordance with the Dividend Policy and (b) payments by the Company pursuant to Section 10(j)(vi)(GG), all of which shall in all events be permitted hereunder;

(Q)    not amend or modify its Dividend Policy, except as approved by the Principal Members and a majority of the Directors on the Board present and voting, which approval must include (1) a majority of the Disinterested Directors, (2) all of the Majority Member Directors and Company Officer Directors and (3) prior to a Trigger Event, the Minority Member Directors present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such matter;

(R)    maintain its books, financial records and accounts (including inter-entity transaction accounts) in a manner so that it will not be difficult or costly to segregate, ascertain or otherwise identify its assets and liabilities from those of the Sempra Group;

(S)    except with respect to the Commingled Funds, not commingle any of its facilities, assets, funds or liabilities with the facilities, assets, funds or liabilities of the Sempra Group members;

(T)    observe appropriate organizational procedures and formalities, including holding at least annual meetings or actions pursuant to written consent of the Board and keeping minutes of such meetings and actions;

(U)    cause all material transactions and agreements between it and any one or more of the Sempra Group members (including transactions and agreements pursuant to which the assets or property of one is used or to be used by the other) to be entered into in the names of the entities that are parties to the transaction or agreement and to be formally documented in writing;

(V)    except with respect to transactions permitted pursuant to clause (Y), conduct transactions with the Sempra Group members and third parties in the Company’s name and as an entity that is separate and distinct from the Sempra Group members;

(W)    except with respect to transactions permitted pursuant to clause (Y), pay its own liabilities, expenses and losses only from the Company’s own assets;

(X)    except with respect to transactions permitted pursuant to clause (Y), compensate all consultants, independent contractors and agents from the Company’s own funds for services provided to the Company by such consultants, independent contractors and agents;

(Y)    to the extent that, subject to clause (P) above, the Company or any of its Subsidiaries determines it to be commercially reasonable to (1) contract or otherwise transact jointly with Sempra Group members, (2) have officers or other employees of Sempra Group members perform services for the Company, or (3) occupy any premises in the same location or share the use of equipment with the Sempra Group members, then, in each case, the Company and the Sempra Group shall allocate fairly, appropriately and reasonably the rights, services, costs and expenses related to such services, contract or transactions with the result that the Company and its Subsidiaries, as applicable, receive no less than their fair share of all such rights and services and bear no more than their fair share of all such costs and expenses;

(Z)    cause its employees, representatives and agents (1) to hold themselves out to third parties as being its employees, representatives or agents, as the case may be, it being understood that it need not have its own dedicated employees, (2) to refrain from holding themselves out as employees, representatives or agents of any Sempra Group member, and (3) with respect to each employee of the Company, not concurrently to be an employee of a Sempra Group member;

(AA)    maintain separate annual financial statements from the Sempra Group prepared in accordance with GAAP showing its assets and liabilities separate and distinct from those of any other entities (other than its Subsidiaries); provided, that these financial statements may be prepared on a consolidated basis for all of the Ring-Fenced Entities, collectively;

(BB)    to the extent its financial statements are to be consolidated with the financial statements of any other entities (other than its Subsidiaries), (1) seek to be included in such consolidated financial statements (or in an accompanying statement) a footnote or other description of the separateness of it and its Subsidiaries’ assets, liabilities, business functions and operations to ensure that such separate assets, liabilities, business functions and operations are readily distinguishable by any person receiving or relying upon a copy of such consolidated financial statements, and (2) for so long as any Obligations are outstanding, file its separate annual financial statements with the SEC, or, if no Obligations are outstanding, make its separate annual financial statements available to the public on its website;

(CC)    pay or bear the cost of the preparation of its financial statements, and have such financial statements audited by an independent certified public accounting firm; provided, that such audit must be conducted by a team of auditors from such certified public accounting firm that does not include any member of the team of auditors for the Sempra Group members;

(DD)    correct any known material misunderstanding regarding its identity as an entity separate from any Sempra Group member;

(EE)    not permit any of its assets to be held in the name of another Person, except (1) in the name of a Person that is not a Sempra Group member pursuant to a documented trust or similar arrangement, and (2) Commingled Funds identified as exceptions to Section 10(j)(vi)(S) above;

(FF)    maintain adequate capital and a sufficient number of employees or contractual relationships with parties other than the Sempra Group members for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(GG)    pay its fair share of taxes determined substantially as if the Company were a stand-alone corporation filing its own consolidated or combined tax return for itself and each of its Subsidiaries;

(HH)    not engage in any joint marketing, advertising or promotional efforts with any current or future REP or wholesale generational company, in a manner that is inconsistent with the Public Utility Regulatory Act and the PUCT’s rules; and

(II)    not host or allow the Company’s name, trademark, brand, logo, or other identifying brand features to be used to promote a competitive retail electric shopping website.

Failure of the Company, or any Member or the Board on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Members or the Directors.

(vii)    Limitations on Acquisitions and Annual Budget. Neither the Company nor any of its Subsidiaries shall take any of the following actions:

(A)    any acquisition of or investment in any third party Person (or in respect of the assets of any third party Person) which involves the purchase of or investment in assets located outside of the State of Texas for consideration in respect of such assets in excess of $1.5 billion (or its equivalent in non-cash consideration or property or assets), except as approved by, so long as the Minority Member continues to be a Principal Member, (x) the Minority Member Director(s) present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such action and (y) a majority of the Disinterested Directors; and

(B)    prior to a Trigger Event, approve any annual budget or multi-year budget if the aggregate amount of the capital or operating and maintenance expenditures in such annual budget is a more than 10% decrease or increase from the capital or operating and maintenance expenditures in the annual budget for the immediately prior fiscal year or multi-year period, as applicable, unless such annual budget is approved by (x) a majority of the Disinterested Directors and (y) the Minority Member Directors present and voting, provided that at least one Minority Member Director must be present and voting in order to approve such action; provided that budgeted amounts for any emergency expenditures and any expenditures that results from changes in regulatory or legal requirements, including, but not limited to, regulatory rulings of the PUCT, shall be disregarded when calculating such amounts. For five years following the date of this Agreement, if the annual or multi-year capital expenditures of the Company is more than a 10% decrease or increase from the immediately prior fiscal year or multi-year period, as applicable, the Company shall file a report providing the reasons for the variance in the compliance report required by the PUCT Order.

(viii)    Conforming Undertakings. To ensure separateness from the Sempra Group members, the Company shall cause each Subsidiary of the Company whose organizational documents do not contain separateness provisions comparable to the provisions of Section 10(j) of this Agreement to take or refrain from taking, as the case may be, actions with respect to such Subsidiary of the type described in Section 10(j)(vi) and shall cause each such Subsidiary to take actions with respect to itself of the type described in clauses (b) and (d) of the definition of “Material Actions” only if authorized by the Directors in a manner similar to Section 10(j)(iv).

Section 11.    Officers.

(a)    The Officers of the Company that are senior vice presidents and above as of the date hereof are listed on Schedule E. The Officers of the Company shall consist of at least a Chief Executive Officer, a Chief Financial Officer, a Secretary and a Treasurer. The appointment or removal of the Chief Executive Officer or the Chief Financial Officer of the Company shall require a majority vote of the Board, which shall in any event include the unanimous vote of the Majority Member Directors.

(b)    Additional Officers of the Company, if any, shall be chosen by the Board. The Board may also choose one or more Vice Presidents, Assistant Secretaries, and Assistant Treasurers. Any number of offices may be held by the same person, except that the President and the Secretary shall not be the same person. The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The Board shall have the sole responsibility to set compensation and benefits for all Officers and employees of the Company. Compensation and benefits for all Officers and employees of the Company shall in no manner be tied to, reflect, and/or otherwise be related to the financial performance of any Sempra Group member (other than the Company) or any Person holding a direct or indirect ownership interest in the Company or the Majority Member, or the performance of the stock or businesses of any Sempra Group Member or any Person holding a direct or indirect ownership interest in the Company or the Majority Member.

(c)    The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer, except as provided above with respect to the Chief Executive Officer and the Chief Financial Officer, may be removed at any time, with or without cause, by the affirmative vote of a majority of the Directors on the Board. Any vacancy occurring in any office of the Company, except as provided above with respect to the Chief Executive Officer and the Chief Financial Officer, shall be filled by the Board.

(d)    The Officers shall have such powers and duties as usually pertain to their offices, respectively, as well as such powers and duties as may from time to time be conferred by the Board. The duties of the Officers will be to act in the best interests of the Company consistent with the terms of the Approved Ring Fence and Delaware Law. No Officer of the Company may concurrently be an officer of any Sempra Group member.

(e)    The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 10(j), the actions of the Officers taken in accordance with such powers shall bind the Company.

Section 12.    Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither any Member nor any Director (nor former Member or Director) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Director of the Company.

The Members hereby agree that, except as otherwise expressly provided herein or required by applicable Law, no Member shall have an obligation to return money or other property paid or distributed to such Member whether or not such distribution was in violation of the Act, except to the extent arising from gross negligence, fraud, willful breach of this Agreement or a willful illegal act of such Member. The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise for purposes of §18-502(b) of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such return, such obligation shall be the obligation of such Member and not of any other Person.

Section 13.    Capital Contributions. The Members have contributed to the Company property of an agreed value as listed on Schedule B.

Section 14.     Additional Contributions. No Member is required to make any additional capital contribution to the Company. To the extent that, with the written consent of the Board, any Member makes an additional capital contribution to the Company, any Officer authorized by the Board shall revise Schedule B to reflect such additional capital contribution. The provisions of this Agreement, including this Section 14, are intended to benefit the Members and, to the fullest extent permitted by Law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15.    Tax Classification and Allocations of Profits and Losses.

(a)    Partnership Status. Subject to Section 3.7 of the Investor Rights Agreement, the Board shall take such actions as are necessary to cause the Company and its Subsidiaries to be treated as partnerships or disregarded entities, as the case may be, for federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3, and neither the Board nor any person shall take any action that would affect such status without the prior written consent of each of the Principal Members.

(b)    Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv) and, to the extent not inconsistent with such regulation, the other provisions of this Agreement. The Capital Account of each Member shall be credited with such Member’s Capital Contributions with respect to the limited liability company interests in the Company acquired by it, if any, all items of income and gain allocated to such Member pursuant to Section 15(c) and any items of income or gain which are specially allocated pursuant to Section 15(d); and shall be debited with all items of loss and deduction allocated to such Member pursuant to Section 15(c), any items of loss or deduction of the Company specially allocated to such Member pursuant to Section 15(d), and all cash and the Book Value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member. Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any LLC Units (or portion thereof) in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred limited liability company interests (or portion thereof).

(c)    Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses and to the extent necessary, individual items of income, gain or loss or deduction of the Company shall be allocated in a manner such that the Capital Account of each Member is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Section 16(a) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Book Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 16(a) to the Members immediately after making such allocation, minus (ii) such Member’s share of Member Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(d)    Special Allocations. Notwithstanding any other provision in this Section 15:

(i)    Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company Taxable Year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 15(d)(i) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(ii)    Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704- 1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided, that an allocation pursuant to this Section 15(d)(ii) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Section 15 have been tentatively made as if this Section 15(d)(ii) were not in this Agreement. This Section 15(d)(ii) is intended to comply with the “qualified income offset” requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iii)    Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Taxable Year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 15(d)(iii) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 15 have been tentatively made as if Section 15(d)(ii) and this Section 15(d)(iii) were not in this Agreement.

(iv)    Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members ratably in accordance with such Member’s LLC Units as set forth on Schedule B.

(v)    Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(vi)    Ameliorative Allocations. Any special allocations of income or gain pursuant to Section 15(d)(ii) or Section 15(d)(iii) shall be taken into account in computing subsequent allocations pursuant to Section 15(c) and this Section 15(d)(vi), so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member if such allocations pursuant to Section 15(d)(ii) or Section 15(d)(iii) had not occurred.

(e)    Income Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided, that in the case of any asset the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Code Section 704(b) and 704(c) so as to take into account the difference between Book Value and adjusted tax basis using the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d).

(f)    Partnership Representative. For so long as the Majority Member is a Principal Member, the Majority Member shall be the “partnership representative” within the meaning of Section 6223 of the Code (the “Partnership Representative”). If the Majority Member ceases to be a Principal Member, Members owning at least a majority of the LLC Units shall be entitled to appoint a new Partnership Representative to replace the Majority Member. The Partnership Representative shall determine (a) the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company on its Tax returns, (b) the accounting methods and conventions under the Tax Laws of the United States, the several states and other relevant jurisdictions applicable to the treatment of any such item and (c) any other method or procedure related to the preparation of such Tax returns. The Partnership Representative shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6241 of the Code. All elections required or permitted to be made by the Company, and all other Tax decisions and determinations relating to U.S. federal, state or local Tax matters of the Company, shall be made by the Partnership Representative. Tax audits, controversies and litigations shall be conducted under the direction of the Partnership Representative. The Partnership Representative shall, upon request of the Minority Member, provide the Minority Member with information in respect of any of the foregoing and shall use its reasonable best efforts to keep the Minority Member apprised of any material developments on matters in respect of which the Minority Member has requested to be kept so apprised.

(g)    Tax Withholding. To the extent the Company is required by Law to withhold or to make Tax payments on behalf of or with respect to any Member including any Member’s share (as determined by the Partnership Representative in good faith) of any “imputed underpayment” payable or paid by the Company (“Tax Advances”), the Company may withhold such amounts and make such Tax payments as so required. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member or by requiring such Member to reimburse the Company. If a distribution to a Member is actually reduced as a result of a Tax Advance, for all other purposes of this Agreement such Member shall be treated as having received the amount of the distribution that is reduced by the Tax Advance. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability (including, without limitation, any liability for Taxes, penalties, additions to Tax or interest) with respect to income attributable to or distributions or other payments to such Member.

Section 16.    Distributions.

(a)    Subject to subsections (b), (c) and (d) of this Section 16, distributions shall be made to the Members at such times and in such aggregate amounts as may be determined by the Board from time to time and the Board, comprised of a majority of Disinterested Directors, will have the sole right to determine whether to issue and the amount, if any, of dividends or other distributions, except for contractual tax payments by the Company. Distributions after the date hereof shall be made pro rata to the Members in accordance with their respective LLC Units as reflected on Schedule B; provided, that each Ordinary Course Dividend (as defined below) shall be distributed to Members and former Members holding LLC Units at any time during the applicable quarterly period in respect of which such Ordinary Course Dividend is calculated, pro rata to such Members based on (i) the number of days in such period that such Member held LLC Units relative to the total number of dates in such period and (ii) such Members’ respective ownership share of LLC Units as a percentage of the total outstanding LLC Units held by all such Members on each such day.

(b)    Subject to Section 16(d), the Company shall make quarterly distributions to the Members equal to the net income of the Company or such greater amount as is permitted by Section 16(d) (“Ordinary Course Dividends”).

(c)    Subject to Section 16(d), the Company shall distribute all of the proceeds of any issuance of LLC Units, unless otherwise directed by the Members.

(d)    Notwithstanding any other provision contained in this Agreement:

(i)    the Company shall not make any distribution to the Members on account of its interest in the Company if such distribution would violate the Act or other applicable Law;

(ii)    the Company shall not make any distribution, except for contractual tax payments, to the Members so long as and to the extent that such distribution at the time issued would cause the debt-to-equity ratio of the Company for regulatory purposes of the Company to be above the debt-to-equity ratio established from time to time by the PUCT for ratemaking purposes;

(iii)    the Company shall not distribute any amounts to the Members, except for contractual tax payments, to the extent that the Board determines in good faith that it is necessary to retain such amounts to meet expected future requirements of the Company (including continuing compliance with the debt-to-equity ratio of the Company described in Section 16(d)(ii) above);

(iv)    if the credit rating by any one of S&P, Moody’s or Fitch falls below BBB (Baa2) for any of the Company’s senior secured debt, then the Company shall suspend payment of any dividends or other distributions, except for contractual tax payments, until the Company is otherwise permitted to do so by the PUCT, and the Company shall promptly notify the PUCT if either Sempra’s or the Company’s credit issuer/corporate rating as rated by any of the above ratings organizations falls below its then current level; and

(v)    the Disinterested Directors, acting by majority vote, or at any time prior to a Trigger Event, any Minority Member Director, shall have the authority to prevent the Company from making any dividend or other distributions, except for contractual tax payments, if they determine that it is in the best interests of the Company to retain such amounts to meet expected future requirements of the Company (including continuing compliance with the debt-to-equity ratio described in Section 16(d)(ii) above).

(e)    This Section 16 constitutes the Company’s “Dividend Policy.”

Section 17.    Books and Records. The Board shall keep or cause to be kept accurate, appropriate and detailed books, financial records and accounts (including, without limitation, checking and other bank accounts and custodial and other securities safekeeping accounts), which shall remain, in all cases, separate and distinct from those of any other Person. The books of the Company shall at all times be maintained by the Company. The Members who hold in excess of 5% of the then-outstanding LLC Units and their duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company, and the Board on behalf of the Company, shall have the right, pursuant to Section 18- 305(c) of the Act, to keep confidential from any Member certain information as the Board deems necessary or appropriate.

Section 18.    Reports; Member Information.

(a)    On such date as may be agreed by the Majority Member and the Company, but in no event later than (i) five days with respect to quarterly statements and (ii) ten days with respect to annual statements prior to the date on which the Sempra Group (a) is required by Law or any contractual obligation or regulatory commitment to file consolidated financial statements with the SEC or deliver consolidated financial statements to any other Person (which filing or delivery date shall be communicated to the Company at least 40 days in advance of the Company’s obligation to deliver the same) or (b) expects to file consolidated financial statements with the SEC or deliver consolidated financial statements to any other Person in connection with an offering of securities (which filing or delivery date shall be communicated to the Company at least 40 days in advance of the Company’s obligation to deliver the same), the Board shall cause to be prepared all annual audited or quarterly unaudited financial statements, as applicable, and disclosures and certifications required under this Agreement or necessary for such information to be filed or delivered, along with any other information reasonably requested by the Majority Member for inclusion in the Sempra Group’s consolidated financial statements or SEC filings. Copies of all such financial statements shall promptly be forwarded to the Minority Member.

(b)    As soon as reasonably practicable after the end of each Taxable Year but not later than 270 days after the end of each Taxable Year, the Company shall send to each Member a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable state or local income tax Law, with respect to such Taxable Year. The Company also shall provide the Members with such other information as may be reasonably requested for purposes of allowing the Members to prepare and file their own Tax returns. The Company shall bear the cost of the preparation and filing of its Tax returns with respect to the Company and its Subsidiaries, but shall not bear any additional costs related primarily to any specific Member.

(c)    Upon request of the Company, each Member agrees to furnish the Company with all information concerning itself and, the case of the Minority Member, Minority Member Parent (or the ultimate U.S. taxpayer(s) invested in Minority Member Parent, in the event that neither Minority Member nor Minority Member Parent is a U.S. federal income taxpayer), and their respective directors and officers as may be required to be disclosed by applicable Law, regulation or written orders from any Governmental Authority or reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of the Company or any of its Subsidiaries to any third party and/or any Governmental Authority.

Section 19.    Other Business. To the extent permitted by Law and subject to Section 10(j), any Member and any Affiliate of a Member (or a direct or indirect shareholder of any such Affiliate or such shareholder’s Affiliates) (other than Members receiving LLC Units directly or indirectly by virtue of participation in an equity incentive or other employee benefit plan of the Company or any of its Subsidiaries or Affiliates) may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others, and the pursuit of any such investment or venture, even if competitive with the business of the Company and its Subsidiaries, shall not be deemed wrongful or improper. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

No Member, Director or Affiliate of the foregoing (or any direct or indirect shareholder of any such Affiliate or such shareholder’s Affiliates) (other than Members receiving LLC Units directly or indirectly by virtue of participation in an equity incentive or other employee benefit plan of the Company or any of its Subsidiaries or Affiliates) shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and any Member, Director or Affiliate of the foregoing (or any direct or indirect shareholder of any such Affiliate or such shareholder’s Affiliates) (other than Members receiving LLC Units directly or indirectly by virtue of participation in an equity incentive or other employee benefit plan of the Company or any of its Subsidiaries or Affiliates) shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such opportunity.

Section 20.    Exculpation and Indemnification.

(a)    To the fullest extent permitted by applicable Law, no Covered Person shall be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, gross negligence or willful misconduct.

(b)    To the fullest extent permitted by applicable Law, an Indemnified Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of such Indemnified Person’s fraud, gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof.

(c)    To the fullest extent permitted by applicable Law, expenses (including reasonable legal fees) incurred by an Indemnified Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in this Section 20.

(d)     An Indemnified Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

(e)    To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Indemnified Person, an Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Indemnified Person. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnified Person.

(f)    The foregoing provisions of this Section 20 shall survive any termination of this Agreement.

Section 21.     Assignments.

(a)    Subject to compliance with this Section 21(a) and any transfer restrictions, requirements or commitments of a Member in any stockholders, investor rights, sale participation or registration rights agreement(s) to which such Member is a party relating to its LLC Units, a Member may assign in whole or in part its LLC Units. The transferee shall be admitted to the Company as a Member of the Company upon its execution of a counterpart signature page to this Agreement and a joinder agreement or other instrument reasonably acceptable to the Company signifying its agreement to be bound by the terms and conditions of this Agreement and assume the obligations of the transferor Member hereunder in respect of the transferred LLC Units. If the Member transfers all of its remaining LLC Units in the Company pursuant to this Section 21(a), the admission of the transferee shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation in compliance with this Agreement shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

(b)    Any attempted assignment or transfer of LLC Units in contravention of this Section 21 shall, to the fullest extent permitted by Law, be null and void, and the Company shall not be bound by or recognize any such attempted transfer on the books and records of the Company.

(c)    The rights of each of the Majority Member and the Minority Member to designate Director(s) to the Board shall be assignable (in whole but not in part) without the consent of the Company, the Board or any other Members, in connection with a valid transfer by that Member of all or a substantial portion of its LLC Units in accordance with the provisions of this Agreement and the Investor Rights Agreement where such transferee (and any designees) also agrees in a writing reasonably acceptable to the Company to be bound by the terms and conditions hereof and thereof applicable to the Majority Member or Minority Member, as applicable (or in the case of a designee, pursuant to the Management Agreement); provided, however, that, unless otherwise approved by the PUCT, the rights of the Minority Member to designate Minority Member Directors to the Board shall not be assignable to Sempra in the event any Sempra Group member acquires the LLC Units held by the Minority Member and such rights shall be terminated pursuant to the terms of Section 10(c)(iv).

(d)    The rights of the Minority Member to designate the Board Observer shall be personal to such Member and not assignable (whether in connection with a transfer of LLC Units or otherwise) by such Member without the prior written consent of the Company, the Majority Member and its Permitted Transferees.

Section 22.    Resignation. So long as (i) any Obligation is outstanding, and (ii) the Majority Member (together with its Permitted Transferees) own a majority of the LLC Units, the Majority Member may not resign; provided, that nothing in this Section 22 shall limit the Majority Member’s rights under Section 21 to assign its LLC Units.

Section 23.    Dissolution.

(a)    The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon an assignment by the last remaining Member of all of its LLC Units and the admission of a transferee pursuant to Section 21(a)), to the fullest extent permitted by Law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (A) to continue the Company and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company.

(b)    Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)    Notwithstanding any other provision of this Agreement, each Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member, or the occurrence of an event that causes the Member to cease to be a member of the Company.

(d)    In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(e)    The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 24.    Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by Law, each Member hereby irrevocably waives any right or power that such Member might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable Law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. No Member shall have any ownership interest in any specific assets of the Company, and no Member shall have the status of a creditor with respect to any distribution pursuant to Section 16 hereof. The interest of each Member in the Company is personal property.

Section 25.    Benefits of Agreement; No Third Party Rights. The provisions of this Section 25 shall apply notwithstanding any provision of this Agreement to the contrary. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons and Indemnified Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 19, Section 20 and Section 28).

Section 26.    Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future Law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 27.    Entire Agreement. This Agreement, together with all Schedules hereto, constitute the entire agreement of the parties with respect to the subject matter hereof.

Section 28.    Binding Agreement. Notwithstanding any other provision of this Agreement, each Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Disinterested Directors, in accordance with its terms. In addition, the Disinterested Directors shall be intended beneficiaries of this Agreement.

Section 29.    Governing Law; Judicial Proceedings. This Agreement shall be governed by and construed under the Laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said Laws. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the Members unconditionally accepts the non-exclusive jurisdiction and venue of any United States District Court located in the State of Delaware, or of the Court of Chancery of the State of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the Members agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 32. EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE COMPANY OR ITS OPERATIONS.

Section 30.    Amendments. Subject to the consents and approvals required pursuant to Section 10(j) to modify, alter, supplement or amend specified provisions of this Agreement, this Agreement may be modified, altered, supplemented or amended only pursuant to a written agreement executed and delivered by the Members holding collectively a majority of the then aggregate outstanding LLC Units; provided, that: (a) the prior written consent of any Member shall be required in respect of any such proposed modification, alteration, supplement or amendment that would have a material disproportionate adverse impact on that Member (in its capacity as a Member) as compared to the other Members (in their capacity as Members); and (b) for so long as the Minority Member (together with its Permitted Transferees) holds at least 1% of the outstanding LLC Units, the prior written consent of the Minority Member shall be required to modify, alter, supplement or amend any of the following provisions if such modification, alteration, supplement or amendment would have any adverse impact on the Minority Member, its Affiliates or any direct or indirect shareholders thereof: Sections 10(a) through (c), 10(j), 15, 16 and 21. Any amendment or revision to Schedule B or to the Company’s records that is made by an Officer solely to reflect information regarding Members shall not be considered an amendment to this Agreement and shall not require any Board or Member approval.

Section 31.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 32.     Notices. All notices, consents or other communications required to be given pursuant to this Agreement shall be deemed validly given, made or served only if in writing and when delivered personally or by registered or certified mail, return receipt requested, postage prepaid, by a reputable overnight or same day courier or electronic transmission (including e-mail), addressed to the Company, the Members or the Directors at the address set forth in Section 2 (in the case of the Company), at the address listed on Schedule B (in the case of a Member), or at the address maintained in the books and records of the Company (in the case of a Director) (a) when delivered personally, (b) three calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (c) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, or (d) when sent by electronic transmission (including e-mail), provided, that in the case of an electronic communication to the Company or a Member, a copy of such communication is also deposited with a nationally recognized overnight carrier within one business day of such electronic communication being sent. The designation of the Person to receive such notice, approval, consent or other communication or the address of any such Person for the purposes thereof may be changed from time to time by written notice given to the Company pursuant to this Section 32.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Third Amended and Restated Limited Liability Company Agreement as of the 9th day of march, 2018.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

By:	/s/ E. Allen Nyc, Jr.
Name:	E. Allen Nyc, Jr.
Title:	Chief Executive Officer

TAXAS TRANSMISSION INVESTMENT LLC

By:	TEXAS TRANSMISSION HOLDINGS CORPORATION, its sole member

	By:	/s/ Steven Zucchet
	Name:	Steven Zucchet
	Title:	Senior Vice President

	By:	/s/ Rhys Evenden
	Name:	Rhys Evenden
	Title:	Senior Vice President and Treasurer

[Signature Page to Third Amended and Restated Oncor LLC Agreement]

SCHEDULE A

Definitions

A.    Definitions. When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the recitals.

“Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account adjusted (a) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (b) by adding to such balance such Member’s share of Member Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5) and any amounts such Member is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person; provided, however, that for purposes of Section 10(j)(vi) of this Agreement, “Affiliate” shall not include any other Ring-Fenced Entity; and provided further however that “Affiliates” of Cheyne Walk Investment Pte Ltd or any of its Affiliates, in each case in its capacity as an equityholder of Minority Member Parent, shall be deemed to only include GIC and any person Controlled by GIC or any of its wholly owned Subsidiaries; and provided further, however that “Affiliates” of GIC shall be deemed only to include any other Person Controlled by GIC or any of its wholly-owned Subsidiaries.

“Agreement” means this Third Amended and Restated Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Amended LLC Agreement” has the meaning set forth in the recitals.

“Approved Ring Fence” has the meaning set forth in Section 10(a)(ii).

“Bankruptcy” means, with respect to any Person, if such Person (a) makes an assignment for the benefit of creditors, (b) files a voluntary petition in bankruptcy, (c) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (d) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, Law or regulation, (e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (f) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (g) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, Law or regulation, the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Board Observer” has the meaning set forth in Section 10(c)(vi).

“Book Value” means, with respect to any asset of the Company, the asset’s adjusted basis for U.S. federal income tax purposes, except that the Book Values of all such assets shall be adjusted to equal their respective fair market values (as reasonably determined by the Majority Member) in accordance with the rules set forth in Treasury Regulations Section 1.704 1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional limited liability company interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company, (b) the date of the distribution of more than a de minimis amount of Company property (other than a pro rata distribution) to a Member, (c) the date of a grant of any additional limited liability company interest to any new or existing Member as consideration for the provision of services to or for the benefit of the Company or (d) any other date provided for in Treasury Regulations Section 1.704-1(b)(2)(iv)(f); provided, that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the Majority Member in good faith determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Member. The Book Value of any asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value. The Book Value of any asset contributed by a Member to the Company will be the gross fair market value of the asset as of the date of its contribution thereto. In the case of any asset that has a Book Value that differs from its adjusted tax basis, Book Value shall be adjusted by the amount of Depreciation calculated for purposes of the definition of “Profits and Losses” rather than the amount of Depreciation determined for U.S. federal income tax purposes.

“Capital Account” means the account to be maintained by the Company for each Member pursuant to Section 15(b).

“Capital Contribution” means with respect to any Member, the amount of money and the initial Book Value of any property (other than money) (reduced by the amount of any liabilities which are secured by such property) contributed to the Company by the Member, including any amounts paid, or property contributed, by such Member and listed on Schedule B. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

“Certificate of Conversion” means the Certificate of Conversion of the Company filed with the Secretary of State of the State of Delaware pursuant to Section 18-214(b)(1) of the Act on October 9, 2007, as amended or amended and restated from time to time.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware pursuant to Section 18-214(b)(2) of the Act on October 9, 2007, as amended or amended and restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor federal income tax code.

“Commingled Funds” means revenues received by the Company under Rider NDC (Nuclear Decommissioning Charge) of the Company’s Tariff for Retail Delivery Service.

“Company” has the meaning set forth in the preamble.

“Company Officer Directors” has the meaning set forth in Section 10(b).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Conversion” has the meaning set forth in the recitals.

“Covered Persons” means, collectively, each Officer, Director, Board Observer and employee of the Company, each Member and each officer, director and employee of each Member, and of each Affiliate of each Member and of each direct or indirect shareholder (other than a holder of any publicly traded securities of such Person in their capacity as such) of any such Affiliate or of such shareholder’s Affiliates.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be calculated with reference to such beginning Book Value using any reasonable method selected by the Majority Member.

“Direct or Indirect Sempra Interest” means, with respect to any Person, any direct or indirect equity ownership interest, directly held by such Person or any of its Affiliates, in Sempra or EFH (other than any indirect immaterial interest).

“Director” means each of the Persons designated to the Board of Directors from time to time pursuant to this Agreement, in his or her capacity as manager of the Company. A Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

“Disinterested Director” has the meaning given thereto in Section 10(b).

“Dividend Policy” has the meaning given thereto in Section 16(e).

“EFH” has the meaning set forth in the recitals.

“ERCOT” has the meaning set forth in Section 10(j)(i)(D).

“FERC” has the meaning set forth in Section 10(j)(i)(D).

“Fitch” means Fitch, Inc.

“GAAP” has the meaning set forth in Section 10(j)(ii)(A).

“GIC” shall mean the Government of Singapore Investment Corporation Pte Ltd.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) U.S. and other federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Holdings Disinterested Directors” has the meaning given thereto in Section 10(c)(iii).

“Indemnified Persons” means, collectively, (a) each Officer and Director of the Company, (b) each Member and each officer, director, employee and equityholder (other than a holder of any publicly traded securities of such Person in their capacity as such) of each Member and (c) any employee of the Company with whom the Company enters into a written agreement approved by a majority of the Board of Directors that includes an indemnification obligation referencing Section 20.

“Initial Disinterested Director” has the meaning set forth in Section 10(c)(vii).

“Initial LLC Agreement” has the meaning set forth in the recitals.

“Initial Term” has the meaning set forth in Section 10(c)(vii).

“Interest” means a limited liability company interest in the Company, including the right of the holder thereof to any and all benefits to which a holder thereof may be entitled as provided in this Agreement together with the obligations of a holder thereof to comply with all of the terms and provisions of this Agreement.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of November 5, 2008, by and among the Company, the Majority Member and the Minority Member, as the same may be amended, supplemented or otherwise modified from time to time.

“Law” means all applicable federal, state, local or foreign laws, statutes and ordinances, common laws and rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses or permits of any Governmental Authority.

“Liquidity Event” means any of the following: (a) a Change of Control (as defined in the Investor Rights Agreement); (b) an IPO (as defined in the Investor Rights Agreement); or (c) any spin-off of the Company, or other reorganization or similar transaction, in the case of clause (c) only, in which the LLC Units held by the Majority Member and its Permitted Transferees are distributed out to its corporate parents and pursuant thereto no longer held by EFH or any of its Subsidiaries.

“LLC Unit” means an equal, fractional part of all the Interests, and having the rights and obligations specified with respect thereto in this Agreement, and any successor security.

“Majority Member” has the meaning set forth in the preamble.

“Majority Member Director” has the meaning set forth in Section 10(b).

“Management Agreement” means the agreement of the Directors in the form attached hereto as Schedule C. The Management Agreement shall be deemed incorporated into, and a part of, this Agreement.

“Material Action” means: (a) to consolidate or merge the Company with or into any Person with the result that the Company is not the surviving entity; (b) to consolidate or merge the Company with or into any Sempra Group member; (c) to sell, transfer or dispose of all or substantially all of the assets of the Company (including by way of merger) without adequate provision for the payment of all creditors of the Company; (d) to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of Bankruptcy proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state Law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action; or (e) to the fullest extent permitted by Law, to dissolve or liquidate the Company without adequate provision for the payment of all creditors of the Company.

“Member” means each of the Majority Member and the Minority Member, and any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Member Minimum Gain” has the meaning ascribed to “partnership minimum gain” in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Member Minimum Gain that would result if such Member nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Merger Agreement” has the meaning set forth in the recitals.

“Minority Member” has the meaning set forth in the preamble.

“Minority Member Director” has the meaning set forth in Section 10(c)(iv).

“Minority Member Parent” means the member(s) of Minority Member.

“Moody’s” means Moody’s Investor Services, Inc.

“Nominating Committee” means the nominating committee of the board of directors of the Majority Member, which committee shall be comprised solely of Holdings Disinterested Directors.

“Non-Sempra Affiliated Investor” has the meaning set forth in Section 10(c)(iv).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Company for a fiscal year equals the net increase, if any, in the amount of Member Minimum Gain of the Company during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“NRSRO” means each of S&P, Moody’s, Fitch and any other nationally recognized statistical rating organization.

“NYSE” means the New York Stock Exchange.

“Obligations” mean all debt obligations (whether secured or unsecured) of any Ring- Fenced Entity rated by a NRSRO, whether now or hereafter outstanding.

“Officer” means an officer of the Company described in Section 11.

“Ordinary Course Dividends” has the meaning set forth in Section 16(b).

“Partnership Representative” has the meaning assigned to the term “partnership representative” in Code Section 6223 and the meaning set forth in Section 15(f).

“Permitted Transferee” has the meaning set forth in the Investor Rights Agreement.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Principal Member” means each of the Majority Member and the Minority Member for so long as such Member (together with its Permitted Transferees) holds not less than 10% of the then aggregate outstanding LLC Units; and upon any failure to so hold 10% of the then aggregate outstanding LLC Units, such Member shall cease to be a “Principal Member.”

“Profits and Losses” means, for each Taxable Year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 15(d) shall not be taken into account in computing such taxable income or loss; (b) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Book Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Book Value; (d) upon an adjustment to the Book Value (other than an adjustment in respect of Depreciation) of any asset, pursuant to the definition of Book Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Book Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of Depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Book Value as the U.S. federal income tax Depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the Majority Member may use any reasonable method for purposes of determining Depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“PUCT” has the meaning set forth in the recitals.

“PUCT Order” has the meaning set forth in the recitals.

“REP” has the meaning set forth in Section 10(j)(vi)(B).

“Ring-Fenced Entities” means the Company, the Majority Member and each of their Subsidiaries.

“Roll-Off Procedures” has the meaning set forth in Section 10(i)(iii).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission and any successor agency.

“Second Amended LLC Agreement” has the meaning set forth in the recitals.

“Sempra” has the meaning set forth in the recitals.

“Sempra Group” means Sempra, its successors, and its Subsidiaries, and any Affiliate thereof, other than the Ring-Fenced Entities.

“Separateness Undertakings” has the meaning set forth in Section 10(j)(vi).

“Stipulation” has the meaning set forth in the recitals.

“Subscription Agreement” means that Contribution and Subscription Agreement dated as of August 12, 2008, between the Company and the Minority Member.

“Subsidiary” or “Subsidiaries” of an entity means each other entity that (a) is Controlled by such entity, or (b) a majority of the ownership interests of which are beneficially owned by such entity.

“Tax” means all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

“Tax Advances” has the meaning set forth in Section 15(g).

“Tax Sharing Agreement” means the Amended and Restated Tax Sharing Agreement, dated as of November 5, 2008, by and among the Company, the Majority Member, EFH, the Minority Member and Oncor Management Investment LLC, as the same may be amended, supplemented or otherwise modified from time to time.

“Taxable Year” means the taxable year of the Company determined under Section 706 of the Code which shall be the calendar year.

“Third Amended Holdings LLC Agreement” has the meaning set forth in Section 10(a)(ii).

“Trigger Event” means, with respect to (a) any approval right of the Minority Member or a Minority Member Director contained herein that is stated to no longer apply after a Trigger Event or (b) modifications to the qualifications for Minority Member Directors pursuant to Section 10(c)(iv) that would take effect upon the occurrence of a Trigger Event, the occurrence of a Liquidity Event if having such approval rights no longer apply or if the operation of Section 10(c)(iv) by giving effect to such modifications, as the case may be, would not violate applicable Law, regulation or any order by a Governmental Authority.

“TX Act” has the meaning set forth in the recitals.

“TX Corporation” has the meaning set forth in the recitals.

“UCC” has the meaning set forth in Section 6(b).

B.    Rules of Construction. Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and

“hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement. References to any entity shall also be deemed to be references to its successor entities.

SCHEDULE B

Members

Name	Mailing Address	Agreed Value of Capital Contribution	LLC Units
Oncor Electric Delivery Holdings Company LLC	1616 Woodall Rodgers Freeway Dallas, Texas 75202 Attn: General Counsel Email: matt.henry@Oncor.com	$5,095,875,000	509,587,500
Texas Transmission Investment LLC	c/o OMERS Infrastructure Management Inc. c/o OMERS Infrastructure Management Inc. 900-100 Adelaide St W Toronto, ON M5H 0E2 Canada Attn: Steven Zucchet Email: szucchet@omers.com	$1,254,125,000	125,412,500

Cheyne Walk Investment Pte Ltd.

c/o GIC Special Investments Pte Ltd.

1st Floor, York House

45 Seymour Street

London W1H 7LX, United Kingdom

Attn: Head, Global Infrastructure Group

with a copy to Stuart Baldwin

Email: [                     ]

SCHEDULE C

Management Agreement

            , 20

[                    ]

Re: Management Agreement – Oncor Electric Delivery Company LLC

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned Persons, who have been designated as Directors of Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Company”), in accordance with the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 9, 2018, as it may be amended or restated from time to time (the “LLC Agreement”), hereby agree as follows:

1.    Each of the undersigned accepts such Person’s rights and authority as a Director under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as a Director under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as a Director is designated or until such Person’s resignation or removal as a Director in accordance with the LLC Agreement. Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.

2.    So long as any Obligation is outstanding, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar Law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.

3.    THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Initially capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.

This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

SCHEDULE D

DIRECTORS

Disinterested Directors:

James R. Adams

Thomas M. Dunning

Robert A. Estrada

Printice L. Gary

William T. Hill, Jr.

Timothy A. Mack

Richard W. Wortham III

Company Officer Directors:

Robert S. Shapard

E. Allen Nye, Jr.

Majority Member Directors:

Debra L. Reed

Jeffrey Walker Martin

Minority Member Directors:

Rhys Evenden

Steven J. Zucchet

SCHEDULE E

Officers

Name	Title
E. Allen Nye, Jr.	Chief Executive Officer

David M. Davis	Executive Vice President

James A. Greer	Executive Vice President and Chief Operating Officer

Joel S. Austin	Senior Vice President

Walter Mark Carpenter	Senior Vice President

Don J. Clevenger	Senior Vice President and Chief Financial Officer

Deborah L. Dennis	Senior Vice President and Chief Customer Officer

Michael E. Guyton	Senior Vice President

Matthew Henry	Senior Vice President, General Counsel & Secretary

-i-